Exhibit 99.1

MULTI-COLOR CORPORATION DECLARES 3-FOR-2 STOCK SPLIT

Cincinnati, Ohio, August 17, 2007 - Multi-Color Corporation (Nasdaq: LABL) announced today that on August 16, 2007, its Board of Directors declared a three-for-two stock split. The stock split will be effected through a 50% stock dividend, payable on September 17, 2007 to shareholders of record as of the close of business on August 31, 2007.

“On behalf of our Board of Directors, I am pleased to announce this stock split which demonstrates our confidence in the continued growth of our Company. We intend to maintain our historical $.05 per share quarterly dividend which will result in additional returns to our shareholders,” said Frank Gerace, President and Chief Executive Officer of Multi-Color.

About Multi-Color (http://www.multicolorcorp.com)

Cincinnati, Ohio based Multi-Color Corporation is a premier global resource of innovative decorating solutions to consumer product and food and beverage companies, national retailers and container manufacturers worldwide. Multi-Color is one of the world’s largest producers of in-mold labels (IMLs) and heat transfer labels (HTLs), and a major manufacturer of high-quality cut-and-stack and pressure sensitive labels and shrink sleeves. Multi-Color has eight manufacturing locations in the United States. Its products are shipped to more than 650 customers in the United States, Canada, Mexico, and Central and South America.

Safe Harbor Statement:

The Company believes certain statements contained herein that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Any forward- looking statement speaks only as of the date made. The Company undertakes no obligation to publicly update or revise any forward - looking statements, whether as a result of new information, future events or otherwise.

Statements concerning expected financial performance, on-going business strategies, and possible future actions which the Company intends to pursue in order to achieve strategic objectives constitute forward-looking information. Implementation of these strategies and the achievement of such financial performance are each subject to numerous conditions, uncertainties and risk factors. Factors which could cause actual performance by the Company to differ materially from these forward-looking statements include, without limitation, factors discussed in conjunction with a forward-looking statement; changes in general economic and business conditions; the ability to consummate and successfully integrate acquisitions; the success and financial condition of the Company’s significant customers; competition; acceptance of new product offerings; changes in business strategy or plans; quality of management; the Company’s ability to maintain an effective system of internal control; availability, terms and development of capital; cost and price changes; availability of raw materials; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations, legal proceedings and developments; increases in general interest rate levels affecting the Company’s interest costs; and terrorism and political unrest.

For more information, please contact:

Dawn H. Bertsche
Senior Vice President-Finance and
Chief Financial Officer
Multi-Color Corporation
(513) 345-1108
www.multicolorcorp.com